Exhibit 3.3.2

Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “RAYTHEON AIRCRAFT FINANCE CORPORATION”, CHANGING ITS NAME FROM “RAYTHEON AIRCRAFT FINANCE CORPORATION” TO “HAWKER BEECHCRAFT FINANCE CORPORATION”, FILED IN THIS OFFICE ON THE TWENTY-SIXTH DAY OF MARCH, A.D. 2007, AT 12:40 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4252157 8100	AUTHENTICATION:	5538784
070360154	DATE:	03-26-07

State of Delaware Secretary of State Division of Corporations Delivered 22: 40 PM 03/26/2007 FILED 12:40 PM 03/26/2007 SRV 070360154 – 4252157 FILE

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF THE CERTIFICATE OF INCORPORATION OF

RAYTHEON AIRCRAFT FINANCE CORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Raytheon Aircraft Finance Corporation (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

(1)	ARTICLE ONE of the Certificate of Incorporation of the Corporation is amended to read as follows:

“ARTICLE ONE: The name of the Corporation is Hawker Beechcraft Finance Corporation (hereinafter referred to as the “Corporation”).”

(2)	That Certificate of Amendment has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed and acknowledged by its’ duly authorized officer on this 26th day of March 2007.

By:	/s/ Wayne W Wallace
Title:	Vice-President and General Counsel
Name:	Wayne W Wallace